Exhibit 10.1

QUAD/GRAPHICS, INC.
2010 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE AWARD

[Name]
[Address]

Dear ____________________:

You have been granted an Award under the Quad/Graphics, Inc. 2010 Omnibus Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:	_______________, 20__

Performance Period:	_______________, 20__ through _______________, 20__

Number of Shares Subject

to Award (the "Shares"):	Target: _______________ (the "Target Shares")
Threshold: _______________
Maximum: _______________

Vesting or Forfeiture of Shares:
You will be granted the Target Shares on the Grant Date. The Target Shares will be earned or forfeited, and additional Shares up to the maximum set forth above may be granted following the end of the Performance Period, as follows:

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All of the Target Shares will be forfeited, and no additional Shares will be granted, if the performance level for each of the Performance Criteria (as defined in the accompanying cover letter) is below the threshold set forth in the accompanying cover letter at the end of the Performance Period.

•
Subject to the vesting requirements described below, the Target Shares will be earned in full if all of the Performance Criteria, as set forth in the accompanying cover letter, are achieved at or above the target level set forth in the cover letter (“Target Performance”) at the end of the Performance Period. In addition, you will be eligible to be granted additional Shares, up to the maximum set forth above, as determined by the Committee in its sole discretion, based on the Company’s achievement of the Performance Criteria set forth in the accompanying cover letter.

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For all other performance levels, the Committee will determine in its sole discretion the number of Target Shares that will be earned, if any, the number of Target Shares that will be forfeited, if any, and the number of additional Shares, if any, that will be granted, up to the maximum set forth above.

Any vesting of the Target Shares, and any grant of additional Shares for performance in excess of Target Performance, shall occur upon the later of (i) the Compensation Subcommittee’s determination of the Company’s achievement of the Performance Criteria or (ii) the March 1 following the end of the Performance Period.

[Language for Code Section 162(m) Covered Employees: Notwithstanding anything to the contrary in this Award, you will become eligible to earn the Target Shares granted hereunder and additional Shares up to the maximum set forth above only if the Company achieves the Performance Goal set forth in the accompanying cover letter, as certified in writing by the Compensation Subcommittee.]

If your employment or service terminates prior to the March 1 following the end of the Performance Period due to death or disability (within the meaning of Code Section 22(e)(3)) (“Disability”), then the Shares subject to this Award will vest or be awarded, as applicable, based on actual performance as determined at the end of the Performance Period. Any vesting or grant of additional Shares shall occur upon the Compensation Subcommittee’s determination of the Company’s achievement of the Performance Criteria.

If your employment or service terminates as a result of your retirement upon or after age 65 prior to the March 1 following the end of the Performance Period, and such retirement is approved by an authorized senior executive of the Company (other than yourself) (your “Retirement”), then the Shares subject to this Award will vest or be awarded, as applicable, based on actual performance as determined at the end of the Performance Period, but prorated as described below. Any vesting or grant of additional Shares shall occur upon the Compensation Subcommittee’s determination of the Company’s achievement of the Performance Criteria.

The prorated amount shall be determined by multiplying the relevant number of Shares by a fraction, the numerator of which is the number of days from the Grant Date until the date of your Retirement and the denominator of which is the total number of days in the Performance Period.

If your employment or service terminates prior to the March 1 following the end of the Performance Period for any reason other than death, Disability or your Retirement, this Award will terminate in full on the date of such termination and you will immediately forfeit the Target Shares and not earn any additional Shares. Any termination of your employment or service on or after March 1 following the end of the Performance Period will not affect the payment of this Award (except to the extent required to comply with Code Section 409A).

Change in Control:
Effective upon a Change in Control (as defined below), if you are employed by or in service with the Company or an Affiliate immediately prior to the date of such Change in Control, the Target Shares will fully vest immediately, and the remainder of this Award will be cancelled in full.

For purposes of this Award, a “Change in Control” means any event which results in the legal or beneficial ownership of shares of voting stock of the Company granting the holder or holders thereof a majority of the votes for the election of the majority of the Board of Directors (or other supervisory board) of the Company being owned by any person or entity (or group of persons or entities acting in concert) other than any one or more of the following acting alone or in concert: (i) the respective spouses and descendants of Harry V. Quadracci, Harry R. Quadracci or Thomas A. Quadracci and/or the spouses of any such descendants, (ii) the respective executors, administrators, guardians or conservators of the estates of any Harry V. Quadracci, Harry R. Quadracci, Thomas A. Quadracci or the Persons described in clause (i) above, (iii) trustees holding shares of voting stock of the Company for the benefit of any of the persons described in clause (i) or (ii) above and (iv) any employee stock ownership or other benefit plan of the Company (together, the "Permitted Holders"). Notwithstanding the foregoing, the transfer of legal or beneficial ownership of any of the shares of voting stock of the Company to a new entity shall not be a Change in Control if a majority of the voting stock of such new entity is owned by Permitted Holders. In the event such a transfer occurs, the foregoing definition of "Change in Control" shall be construed with respect to the new entity that owns all of the voting stock of the Company (as opposed to the Company itself).

Issuance by Certificate or

Book Entry:
As soon as practicable after the Compensation Subcommittee has certified the Company’s achievement of the Performance Criteria after the end of the Performance Period (or the following March 1, if later), the Company will issue your earned and vested Shares in your name in certificated form or by book entry; provided that such certification and issuance shall occur not later than the 15th day of the second month after the end of the Performance Period.

Transferability of Shares:
By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Dividends and Dividend

Equivalents:
While the Target Shares are subject to forfeiture, any dividends or other distributions paid with respect to the Target Shares for which the record date occurs before you forfeit the Target Shares will be held in the custody of the Company and will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award that apply to the Target Shares with respect to which such dividends or other distributions were made. All such dividends or other distributions shall be paid to you within 45 days following the full vesting of the Target Shares with respect to which such dividends or other distributions were made.

You will also be credited with dividend equivalents equal to the amount of any dividends or other distributions paid with respect to the number of Shares subject to this Award in excess of the Target Shares, so long as the applicable record date occurs before you forfeit your rights to the Shares. Any such dividend equivalents will be subject to forfeiture if such Shares are not granted and, if such Shares are granted, then the dividend equivalents will be paid to you within 45 days following such grant.

To the extent necessary to avoid additional tax under Code section 409A, the payment of dividends, other distributions and dividend equivalents shall be delayed until the first day of the seventh month after the month in which your separation from service occurs.

Voting:
In consideration for your receipt of the Shares subject to this Award, you hereby grant to the Secretary of the Company an irrevocable proxy, coupled with an interest, to vote all of your unvested Target Shares until such time as they become vested or forfeited. You will have no voting rights with respect to the number of Shares subject to this Award in excess of the Target Shares until such Shares have been granted and become fully vested.

Market Stand-Off:
In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

Tax Withholding:
To the extent that the vesting or receipt of the Shares, or the payment of dividends or dividend equivalents thereon, results in income to you for Federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such vesting, receipt or payment, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from any compensation payable to you, including compensation due under this Award, an amount sufficient to satisfy its withholding obligations. To the extent permitted by the Company at the time a tax withholding requirement arises, you may satisfy the withholding requirement, in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date the Shares are vested or issued. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Recoupment:
If the Committee determines that recoupment of incentive compensation paid to you pursuant to this Award is required under any law or any recoupment policy of the Company, then this Award will terminate immediately on the date of such determination to the extent required by such law or recoupment policy and the Committee may recoup any such incentive compensation in accordance with such recoupment policy or as required by law. The Company shall have the right to offset against any other amounts due from the Company to you any amount owed by you hereunder.

Miscellaneous:
As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Award or the Plan and any determination made by the Committee pursuant to this Award shall be final, binding and conclusive.

Subject to the terms of the Plan, the Committee may modify or amend this Award without your consent as permitted by Section 17(a) of the Plan or: (i) to the extent such action is deemed necessary by the Committee to comply with any applicable law or the listing requirements of any principal securities exchange or market on which shares of the Company's Class A Common Stock are then traded; (ii) to the extent the action is deemed necessary by the Committee to preserve favorable accounting or tax treatment of this Award for the Company; or (iii) to the extent the Committee determines that such action does not materially and adversely affect the value of this Award or that such action is in the best interest of you or any other person who may then have an interest in this Award.

The Shares, other than the Target Shares, and the rights to dividends or dividend equivalents constitute a mere promise by the Company to make specified payments in the future if such benefits come due under the Award. You will have the status of a general creditor of the Company with respect to any earned Shares in excess of the Target Shares and any earned dividends or dividend equivalents.

This Award may be executed in counterparts.

This Performance Share Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

QUAD/GRAPHICS, INC.

By:
	[Name of Authorized Officer]	Recipient

Date:

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